EXHIBIT 2.1
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                                MERGER AGREEMENT

         THIS AGREEMENT AND PLAN OF MERGER, dated as of the ____ of March, 2005 (the "Agreement"), by and among CSM, Inc., a Tennessee corporation ("Company"), Marc Fortune ("Fortune"), Greg Daily ("Daily"), Harbinger Mezzanine Partners, L.P. ("Harbinger"), Doug Altenbern ("Altenbern"), Jeff Gould ("Gould"), Bob Boston ("Boston"), Don Denbo ("Denbo"), (Fortune, Daily, Harbinger, Altenbern, Gould, Boston and Denbo collectively being the owners of all of the outstanding common stock of the Company, __ par value (the "Common Stock") and hereinafter referred to individually as a "Shareholder" and collectively as the "Shareholders"), Fortune Diversified Industries, Inc., a Delaware corporation ("FDI"); CSM Merger Corporation, a Tennessee corporation and wholly-owned subsidiary of FDI ("Merger Sub"); and Carter M. Fortune ("CMF").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Boards of Directors of Company, FDI, and Merger Sub deem advisable, consistent with their respective business strategies and in the best interests of their respective shareholders the merger of Merger Sub with and into Company (the "Merger") upon the terms and conditions set forth herein and in accordance with the Tennessee Business Corporation Act (the "TBCA") (Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation"); and

         WHEREAS, the Boards of Directors of Company, FDI and Merger Sub have approved the Merger pursuant to this Agreement, upon the terms and conditions set forth herein; and

         WHEREAS, each of the Shareholders has approved this Agreement and the Merger on the terms and conditions set forth herein.

         WHEREAS, Fortune, Daily and Harbinger (collectively the "Indemnifying Shareholders") agree to make certain representations, warranties, covenants and agreements for the benefit of FDI.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the method of carrying the same into effect, the parties hereby agree as follows:

1. THE MERGER

         1.1 The Merger. At the Effective Time (as hereinafter defined), Merger Sub will merge with and into the Company, with the Company being the Surviving Corporation, with all of the effects as described in Section 48-21-108 of the TBCA.

         1.2 The Effective Time of the Merger. On such date as shall be mutually acceptable to FDI and Company within five days after the date on which the last of the conditions set forth in Sections 6 and 7 has been satisfied or waived by the appropriate parties (or by such later date as may be agreed by the parties), Company and Merger Sub shall execute articles of merger (the "Merger Certificate") to effect the Merger in accordance with all appropriate legal requirements

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and deliver and file such Merger Articles as required by the TBCA. The Merger shall become effective upon the filing of the Merger Certificate or at such later time and date satisfactory to Company and FDI as may be specified in the Merger Certificate (the time and date of such filing or such later time and date being herein called the "Effective Time").

         1.3 Charter and By-laws. The Charter and By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the Charter and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         1.4 Officers and Directors. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation until their respective successors are duly elected and qualified.

         1.5 Merger Consideration. The Merger Consideration shall consist of the Per Share Cash Merger Consideration and the Contingent Share Merger Consideration, each of which shall be calculated and distributed as set forth herein. For administrative purposes, the indebtedness referred to in Section 7.8 shall be considered consideration received by the Company in the Merger.

         1.6 Effect on Capital Stock. The manner and basis of converting the shares of the Common Stock and any options or warrants shall be as follows:

                  (a) Common Stock. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and represent the right to receive, the Merger Consideration.

                  (b) Options. At the Effective Time, any option outstanding immediately prior to the Effective Time shall be: (i) cancelled; (ii) or cancelled and converted into, and represent, the right to receive the Contingent Share Merger Consideration, as calculated in Section 1.8.

                  (c) Warrants. At the Effective Time, any warrant outstanding immediately prior to the Effective Time shall be: (i) cancelled; or (ii) cancelled and converted into, and represent the right to receive the Merger Consideration.

         1.7 Conversion of Shares of Merger Sub. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Company. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of common stock of the Company.

         1.8 Contingent Shares.

                  (a) Within sixty (60) days after each Distribution Date set forth below, FDI will cause to be delivered to those individuals or entities ("Contingent Share Recipients") in the respective percentages set forth on
Schedule 1.8 hereto. one share of FDI $.01 par value

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common stock (each a "Contingent Share" and, collectively, the "Contingent
Shares") for every $1.70 of EBITDA in excess of $850,000 during each twelve month period (April 1 to March 31) of the Contingency Period (as defined below) prior to the applicable Distribution Date. Such Contingent Shares shall be issued to the Contingent Share Recipients pursuant to the percentages set forth on Schedule 1.8 unless the Disbursing Agent (as defined in Section 1.12) receives instructions to the contrary signed by each Contingent Share Recipient.

                  (b) The Distribution Dates shall be June 1, 2006, June 1, 2007 and June 1, 2008. The period from April 1, 2005 until March 31, 2008 shall be referred to herein as the "Contingency Period."

                  (c) Notwithstanding the foregoing, subject to section 1.8(d)(ii) below: (i) not more than 500,000 Contingent Shares shall be earned and distributed in regards to the first twelve month period; (ii) not more than 500,000 Contingent Shares shall be earned and distributed in regards to the second twelve month period; and (iii) not more than 500,000 Contingent Shares shall be earned and distributed in regards to the third twelve month period.

                  (d) Terms of Contingent Shares. The Contingent Shares, when earned and distributed, shall entitle the holder to all of rights of a holder of any other share of FDI's common stock, but shall be entitled and subject to the following additional rights and obligations:

                           (i) "Put." Each holder of Contingent Shares may, in
his/her sole discretion, sell any or all of his/her earned Contingent Shares to CMF and CMF shall purchase any of such Contingent Shares offered by any holder thereof pursuant to the terms of this Section 1.8 (d)(i) (the "Put"). The purchase price shall be $1.033 per share (the "Put Price"). Any holder of Contingent Shares may only exercise his/her Put during the period June 1, 2008 to September 30, 2008 (the "Exercise Period"). In addition, any holder of Contingent Shares may only exercise his/her Put if FDI's common stock is not listed on the OTC Bulletin Board, the New York Stock Exchange, NASDAQ or another nationally-recognized securities market or exchange during the thirty (30) day period preceding the Exercise Period or if the average bid price per share during the thirty (30) day period preceding the Exercise Period on any such nationally recognized securities market or exchange is less than the Put Price. Any closing on a Put of Contingent Shares to CMF shall occur within thirty (30) days of CMF's receipt of written notice from any holder of Contingent Shares exercising his/her Put.

                           (ii) Adjustments. The number of Contingent Shares
under this Section 1.8 shall be proportionately adjusted to reflect any stock dividend, stock split or share combination of FDI's common stock or any recapitalization of FDI occurring prior to a Distribution Date. Except as provided in the preceding sentence, no adjustment shall be made as to any dividends or other rights for which the record date occurred prior to a Distribution Date.

                           (iii) Legends. Any certificates issued for Contingent
Shares shall contain restrictive legends evidencing, among other things, the restrictions and provisions regarding mandatory purchases and sales contained in this Section 1.8.

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         1.9 No Further Ownership Rights in Common Stock. All Merger
Consideration issued upon the surrender for exchange of certificates evidencing Common Stock or to be issued in the future as Contingent Shares in accordance with the terms of this Section 1 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Common Stock and any options or warrants. The Company shall not have any further obligations to any holder of Common Stock, holder of any option or holder of any warrant. At the Effective Time, holders of Common Stock, holders of any options and holders of any warrants immediately prior to the Effective Time shall cease to be, and shall have no rights as, shareholders, options holders or warrant holders of Company other than the right to receive the Merger Consideration set forth in Section 1.5, and holders of certificates of Common Stock, holders of any options and holders of any warrants shall not be treated as shareholders of the Company thereafter for any purpose.

         1.10 The Closing. The closing of the transactions contemplated by the Agreement (the "Closing") shall take place at the offices of Drewry Simmons Vornehm, LLP, 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, commencing at 9:00 a.m. local time on March 31, 2005 or such other date and/or time as FDI and the Shareholders may mutually agree (the "Closing Date").

         1.11 Deliveries at the Closing. At the closing, (i) the Shareholders will deliver to FDI the various certificates, instruments and documents referred to in Section 6 below, (ii) FDI will deliver to the Shareholders the various certificates, instruments and documents referred to in Section 7 below, (iii) each of the Shareholders will deliver to FDI stock certificates representing all of such Shareholder's Common Stock, endorsed in blank or accompanied by duly executed assignment documents, and (iv) FDI and Merger Sub will deliver the Per Share Cash Merger Consideration specified in Section 1.5 above as set forth in
Section 1.12 by wire transfer of immediately available funds.

         1.12 Payment of Cash Merger Consideration.

                  (a) At Closing, FDI and Merger Sub shall deposit or cause to be deposited in immediately available funds with Drewry Simmons Vornehm, LLP (the "Disbursing Agent") cash in an amount equal to the Aggregate Merger Consideration.

                  (b) The Disbursing Agent shall immediately disburse $200,550.25 from the Aggregate Merger Consideration to the Shareholders pursuant to written instructions from the Shareholders as to the respective amounts and account information.

                  (c) The Disbursing Agent shall hold the remaining $450,000 of the Aggregate Merger Consideration (the "Escrow Funds") pursuant to an escrow agreement in form and substance acceptable to the parties providing that the Escrow Funds to be used, if necessary, to pay certain taxes interest and penalties for which the Company might have a liability and, to the extent that the Company does not have a liability for such taxes interest and penalties, for such Escrow Funds to be distributed to the Shareholders.

2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE INDEMNIFYING SHAREHOLDERS. Each of the Shareholders represents and warrants to FDI and Merger Sub that, with respect to himself or itself and each of the Indemnifying Shareholders

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represents and warrants to FDI and Merger Sub that the statements contained in this Section 2 are true, correct and complete as of the date of this Agreement.

         2.1 Power and Authorization. The Company and each Shareholder have full power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company and each Shareholder, enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of this Agreement also is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). The individuals executing this Agreement on behalf of and in the name of the Company and Harbinger are duly authorized and empowered to so act. Neither the Company nor any Shareholder need give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or government agency in order to consummate the transactions contemplated by this Agreement.

         2.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will, after the giving of notice, lapse of time or otherwise: (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which any Shareholder is subject, (ii) conflict with, result in a breach of, amend or modify, constitute a default under, result in the acceleration or termination of, create in any party the right to accelerate, terminate, modify, abandon, or cancel, or require any notice under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, mortgage, instrument of indebtedness or other arrangement to which any Shareholder is a party or by which he or it is bound or to which any of his or its assets is subject, or (iii) if applicable, conflict with, result in a breach of or constitute a default under, the charter or bylaws or other governing instrument applicable to any Shareholder.

         2.3 Broker Fees. Except as set forth in Section 2.3 of the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"), neither the Company nor any Shareholder has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which FDI or the Company could become liable or obligated. Any fees or commissions due to any such broker, finder or agent shall be paid by Shareholders and by the Company as set forth in Section 2.3 of the Disclosure Schedule. In no event, however, shall the Company or any of its subsidiaries have paid or be obligated to pay any amount in excess of one hundred thousand dollars ($100,000.00).

         2.4 Ownership of Common Stock. The Shareholders hold of record and own beneficially the number and type of shares of Common Stock set forth next to his or its name in Section 3.3 of the Disclosure Schedule, and each Shareholder has the right and power to transfer and assign his or its Common Stock, free and clear of any restrictions on transfer, claims, taxes, liens, security interests, encumbrances, options or other demands or liabilities; Except for any options or warrants that are cancelled at the Effective Time, neither the Company nor any Shareholder is a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company

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(other than this Agreement). Each Shareholder has the exclusive right, power and authority to vote the shares of Common Stock owned by that Shareholder and no Shareholder is a party to any voting trust, proxy, or other agreement or understanding with respect to voting of any capital stock of the Company. The Shareholders are the only shareholders of Company, and will (except for exercises of options or warrants prior to the Closing Date) remain and continue to be the only shareholders through the Closing Date and will not sell, pledge or otherwise transfer or assign any of their shares of Common Stock prior to the Closing Date.

         2.5 No Litigation. There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of any of Shareholders, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or which, if adversely determined, would have an adverse effect upon the ability of any of the Shareholders to enter into or perform his/her/its obligations under this Agreement. No Seller has received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

         2.6 Securities Matters.

                  (a) Each Shareholder understands that the Contingent Shares, when issued by FDI, will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws on the grounds that the issuance of the Contingent Shares is exempt from registration, and that the reliance of FDI on such exemptions is predicated in part on each of Shareholders' representations, warranties, covenants and acknowledgments set forth in this Section 2.6.

                  (b) Each Shareholder represents and warrants that the Contingent Shares to be acquired as contemplated herein will be acquired by him/her/it for his/her/its own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, and that he/she/it will not distribute all or any portion of the Contingent Shares that may be received in violation of the Securities Act.

                  (c) Each Shareholder acknowledges that the Contingent Shares, when issued, will be "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold only if such shares are registered for sale under the Securities Act or if such sale is exempt from registration.

                  (d) Each Shareholder represents and warrants that he/she/it, either alone, or together with a business or other representative or advisor, has such knowledge and experience in financial and business matters such that he/she is capable of evaluating the merits and risks of his/her/its receipt of the Contingent Shares.

                  (e) Each Shareholder is in a financial position to afford to hold the Contingent Shares indefinitely, each Shareholder's financial condition being such that he/she/it is not presently under necessity or constraint to dispose of the Contingent Shares to satisfy any existing or contemplated debt or undertaking. Each Shareholder recognizes that it may not be possible for him/her/it to liquidate his/her/its investment in the Contingent Shares and, accordingly,

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he/she/it may have to hold the Contingent Shares, and bear the economic risk of this investment, indefinitely.

                  (f) Each Shareholders confirms that the Contingent Shares were not offered to him/her/it by any means of general solicitation or general advertising, and that he/she/it has received no representations, warranties or written communications upon which he/she/it has relied with respect to the Contingent Shares other than those contained or described in this Agreement.

                  (g) Each Shareholder acknowledges that he/she/it has been provided or that FDI has made available to him/her/it copies of FDI's most recent Form 10-KSB, Form 10-QSB and any Form 8-Ks filed since the most recent Form 10-QSB was filed.

                  (h) Each Shareholder acknowledges that FDI has given him/her/it a reasonable opportunity to ask questions and receive answers concerning his/her/its receipt of Contingent Shares and to obtain any additional information which FDI possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information.

         2.7 No Other Claims. Except for their claims to the Merger Consideration, no Shareholder, option holder or warrant holder has any claim or right of action against the Company or any of its subsidiaries.

         2.8 Continuation of Existence. Harbinger shall: (i) continue its existence and shall not terminate, liquidate or dissolve; and (ii) retain at least five hundred thousand dollars ($500,000) of liquid assets until the later of: (a) March 31, 2006; or (b) such date as any Claim filed against Harbinger (pursuant to Section 9.1 of this Agreement) is finally resolved.

3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE INDEMNIFYING SHAREHOLDERS CONCERNING THE COMPANY. Each of the Shareholders represents and warrants to FDI and Merger Sub that, with respect to himself or itself and each of the Indemnifying Shareholders represents and warrants to FDI and Merger Sub that the statements contained in this Section 3 are true, correct and complete, except as set forth in the Disclosure Schedule, and except for changes in the business and properties of the Company expressly permitted by the terms hereof.

         3.1 Organization, Qualification and Corporate Power. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. The Company and each of its subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Company and each of its subsidiaries has all requisite power and authority to carry on its business as now conducted and to own or lease and to operate its properties as such properties are now owned, leased or operated. Section 3.1 of the Disclosure Schedule lists the directors and officers of the Company and each of its subsidiaries. The Company and each of its subsidiaries has delivered to FDI true, correct and complete copies of the charter and by-laws of the Company and each of its subsidiaries. The minute books containing the records of meetings of the stockholders, the board of directors, the stock certificate books, and the stock record books of the

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Company and each of its subsidiaries are correct and complete. The Company and each of its subsidiaries is not in default under, or in violation of, any provision of its charter or by-laws.

         3.2 Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will, after the giving of notice, lapse of time or otherwise: (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which the Company or any of its subsidiaries is subject, (ii) conflict with, result in a breach of, amend or modify, constitute a default under, result in the acceleration or termination of, create in any party the right to accelerate, terminate, modify, abandon, or cancel, or require any notice under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, mortgage, instrument of indebtedness or other arrangement to which Company or any of its subsidiaries is a party or by which it is bound or to which any of it assets is subject, or (iii) conflict with, result in a breach of or constitute a default under, the charter or bylaws or other governing instrument applicable to the Company or any of its subsidiaries.

         3.3 Capitalization. The entire authorized capital stock of the Company and each of its subsidiaries is set forth in Section 3.3 of the Disclosure Schedule. There are no shares of capital stock held in the treasury of the Company or any of its subsidiaries. All of the issued and outstanding Common Stock and the common stock issued by each of Company's subsidiaries has been duly authorized and is validly issued, fully paid and nonassessable. All of the issued and outstanding Common Stock and the common stock issued by each of the Company's subsidiaries is held of record by the persons or entities set forth in
Section 3.3 of the Disclosure Schedule in the amounts indicated therein. Except for any options or warrants that are cancelled at the Effective Time, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company or any of its subsidiaries is a party or which are binding upon the Company or any of its subsidiaries providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company or any of its subsidiaries and there are no outstanding or existing securities of any kind convertible into or exchangeable for shares of stock in the Company or any of its subsidiaries. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company or any of its subsidiaries. By executing this Agreement, each Shareholder waives any right that he, she or it may have to dissent from, and hereby consents to, the Merger. No former shareholder, option holder or warrant holder of Company or any corporation heretofore merged with or into Company has any claim or cause of action whatsoever against Company or any of its subsidiaries arising or in any way connected with any occurrence or state of facts in existence prior to the date hereof, and no such former shareholder, option holder or warrant holder shall come to have any claim or cause of action whatsoever against Company, any of its subsidiaries or FDI, or any officer, director or shareholder of any such corporations, by virtue of, or in any way connected with, the transactions contemplated by this Agreement. All of the outstanding capital stock of Company and each of its subsidiaries has been issued and sold in compliance with all federal and state securities laws. There are no preemptive rights in respect of Company's or any of its subsidiaries' capital stock.

         3.4 Subsidiaries and Investments. Except as disclosed in Section 3.4 of the Disclosure Schedule:

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                  (a) the Company has no subsidiaries and does not own or
control, directly or indirectly, any of the capital stock of any corporation;

                  (b) the Company and each of its subsidiaries does not own any interest in any partnership or other entity;

                  (c) there are no outstanding contractual obligations of Company or any of its subsidiaries to acquire any shares of capital stock or other ownership interest of any corporation, partnership or other entity; and

                  (d) the Company and each of its subsidiaries does not have any investment (either debt or equity), or commitments to make such an investment, in any corporation, joint venture, general or limited partnership, business enterprise or other person or entity.

         3.5 Permits; Compliance with Laws

                  (a) The Company and each of its subsidiaries has and maintains all licenses, permits and other authorizations from all such governmental authorities as are necessary or desirable for the conduct of its business. The validity of each such license, permit or other authorization will not be affected by the consummation of the transactions contemplated hereby. All such permits, licenses and authorizations are in full force and effect and no suspension or cancellation of any of them is threatened. Company and each of its subsidiaries has complied, in respect of its operations, real property, equipment, all other property, practices and all other aspects of its business, in all material respects, with all the requirements of all permits, licenses and authorizations.

                  (b) The Company and each of its subsidiaries has complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no unresolved charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been received by the Company or any of its subsidiaries, alleging any failure to comply with any such law or regulation.

         3.6 Litigation. Section 3.6 of the Disclosure Schedule sets forth each instance in which the Company or any of its subsidiaries (i) is subject to any unsatisfied or currently effective judgment, order, decree, stipulation, injunction, or charge or (ii) is a party or, to the knowledge of any of the Shareholders, is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing, or investigation of, or in any court or quasi-judicial or administrative agency of, any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations that are required to be set forth in Section 3.6 of the Disclosure Schedule could result in any material adverse change in the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of the Company, or any of its subsidiaries, taken as a whole (a "Material Adverse Change").

         3.7 Financial Statements.

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                  (a) Section 3.7(a) of the Disclosure Schedule includes the unaudited consolidated balance sheet of Company and each of its subsidiaries as of December 31, 2004 (including the notes thereto, if any, the "Company December Balance Sheet"), and the related consolidated statement of income for the calendar year then ended (collectively the "Company Financial Statements"). The Company Financial Statements accurately and fairly present the financial condition of the Company and each of its subsidiaries as of the date thereof and the results of its consolidated operations for the year then ended, all in accordance with GAAP consistently applied.

                  (b) Section 3.7(b) of the Disclosure Schedule includes the unaudited consolidated balance sheet of Company and each of its subsidiaries as of January 31, 2005, which contains certain agreed-upon adjustments that are described in Section 3.7(b) of the Disclosure Schedule (the "Company Interim Balance Sheet") and the related consolidated statement of income for the one month then ended (collectively the "Company Interim Financial Statements"). The Company Interim Financial Statements accurately and fairly present the financial condition of the Company and each of its subsidiaries as of the date thereof and the results of its operations for that portion of the fiscal year then elapsed, all in accordance with GAAP consistently applied.

                  (c) Except as described in Section 3.7(c) of the Disclosure Schedule, the Company Interim Balance Sheet reflects all liabilities of Company and each of its subsidiaries whether absolute, accrued or contingent, as of the date hereof. As of the date of Closing, Company and each of its subsidiaries will not have any liability or obligation of any nature that is not reflected on the Company Interim Balance Sheet other than current liabilities (within the meaning of GAAP) incurred since the date thereof arising in the ordinary course of business consistent with past practice.

                  (d) The line item "Cash and Cash Equivalents" on the Company Interim Balance Sheet accurately reflects the cash on hand as of its date.

                  (e) On the Company Interim Balance Sheet, Company has established certain medical reserves and workers compensation reserves under the line items "Accrued Workers Compensation Claims" and "Accrued Benefit Plan Claims". The medical reserves and workers compensation reserves established on the Company Interim Balance Sheet accurately reflect the Company's and each of its subsidiaries' estimated liability exposure to such claims.

                  (f) The Company's and each of its subsidiaries' liability for unpaid insurance premium tax (including penalties and interest, if any) for all services provided or income received prior to the Closing Date does not exceed four hundred thousand dollars ($400,000.00). The Company's and each of its subsidiaries' liability for unpaid employment taxes due to the State of North Carolina and or any governmental bodies related to the State of North Carolina (including penalties and interest, if any) for any such amounts accruing prior to the Closing Date does not exceed seventy-five thousand dollars ($75,000.00). The Company or any of its subsidiaries has not paid any insurance premium tax prior to Closing. If the unpaid insurance premium tax exceeds four hundred thousand dollars ($400,000.00), or if there are insufficient Escrow Funds to pay the amount of the unpaid insurance premium tax then any amount of the insurance premium tax in excess of four hundred thousand dollars ($400,000.00) or in excess of the remaining Escrow Funds shall then be paid by the Indemnifying Shareholders according to the provisions of this Agreement. . If the unpaid employment taxes referred to in this Subsection exceed seventy-five thousand dollars ($75,000.00), or if there are insufficient Escrow Funds to pay the amount of the unpaid employment taxes then the amount of any such remaining unpaid employment taxes shall then be paid out of the one hundred fifty thousand dollars ($150,000.00) in accrued legal expenses stated on the Company Interim Balance Sheet to the extent that such accrued expenses have not already been depleted, the Indemnifying Shareholders shall then pay any remaining amount of the unpaid employment taxes according to the terms of this Agreement. Amounts deducted from the Escrow Funds for payment of either the insurance premium tax or the employment tax (including penalties and interest, if any) shall be withdrawn from Escrow Funds at the time of final settlement of either matter.

         3.8 Accounts Receivable. Section 3.8 of the Disclosure Schedule includes a correct and complete accounts receivable aging of Company and each of its subsidiaries as of January 31, 2005 reflecting the aggregate dollar amount of all accounts receivable of Company and each of its subsidiaries which have been outstanding for: 30 days or less; more than 30 but less than 61 days; more than 60 but less than 91 days; and more than 90 days. Company and each of its subsidiaries have established what they consider to be reasonable reserves for losses on their accounts receivable based on historic loss experience and current economic conditions and such accounts receivable (net of reserves) are collectible by Company and each of its subsidiaries in the ordinary course of business within ninety (90) days of the date of this Agreement. Such reserve(s) are included on the Company Interim Balance Sheet.

         3.9 Client List. Company has provided to FDI a schedule listing the twenty largest clients of the Company and each of its subsidiaries on a consolidated basis for the calendar year 2004 and has set forth opposite the name of each such client the percentage of gross revenues attributable to such client ("Client List"). For purposes of confidentiality, the Client List shall not be listed on the Disclosure Schedule to this Agreement, but shall be treated as between parties as if it were Section 3.9 of the Disclosure Schedule to this Agreement. No customer on the Client List has notified the Company that it intends to discontinue or reduce significantly its business with the Company, whether as a result of this Agreement or otherwise. Except as disclosed in
Section 3.9 of the Disclosure Schedule, the Company is not engaged in any dispute with any such customer.

         3.10 Real Property.

                  (a) Neither Company nor any of its subsidiaries own any real property.

                  (b) The leases listed in Section 3.10(b) of the Disclosure Schedule (the "Real Property Leases") constitute all leases, subleases, licenses and other agreements under which the Company or any of its subsidiaries uses or occupies or has any right to use or occupy, now or in the future, any real property (the "Leased Real Property"). The Shareholders have heretofore delivered to FDI true, correct and complete copies of all Real Property Leases (including all modifications thereof and all amendments and supplements thereto). Each of the Real Property Leases is valid, binding (assuming its binding effect on the landlord thereunder) and in full force and effect, all rent and other sums and charges payable by the Company or any of its subsidiaries as a tenant thereunder is current, no notice of default or termination under any Real Property

Leases is outstanding, no termination event or condition or uncured default on the part of the Company or any of its subsidiaries or, to the knowledge of the Shareholders, the landlord, exists under any Real Property Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or otherwise, would constitute such a default or termination event or condition. The Company or one of its subsidiaries holds the Leased Real Property free and clear of all liens, security interests or other encumbrances except Permitted Encumbrances (as defined below). None of the Shareholders has any ownership, financial or other interest in the landlord under any Real Property Lease. The occupancy, operation or use of the Leased Real Property (including the buildings, improvements, fixtures and equipment located thereon) complies in all material respects with all applicable laws, statutes, ordinances, rules, regulations, orders, decrees and determinations of any governmental authority (whether or not permitted because of prior nonconforming use), or any covenant in the associated Real Property Lease. The Leased Real Property is adequate and suitable for the purposes for which it is currently being used.

         3.11 Title to Properties. The Company or one of its subsidiaries is the lawful owner of, and has good and valid record and marketable title to, all of the assets which it purports to own (including, without limitation, all real and personal property reflected on the Balance Sheet), without any restrictions of any kind whatsoever, and entirely free and clear of any liens, security interests or other encumbrances, except as described in Section 3.11 of the Disclosure Schedule ("Permitted Encumbrances").

         3.12 List of Properties, etc. Section 3.12 of the Disclosure Schedule lists or adequately describes the following:

                  (a) the Company's and each of its subsidiaries' fixed asset depreciation schedule, which schedule accurately represents the fixed assets owned by Company and each of its subsidiaries.

                  (b) a list of all assets leased by Company and each of its subsidiaries that accurately represents the assets leased by Company and each of its subsidiaries.

                  (c) the name and address of each bank in which the Company or any of its subsidiaries has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto.

         3.13 Material Contracts. Except as set forth in Section 3.13 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has nor is bound by, whether in writing or otherwise:

                  (a) any agreement, contract or commitment relating to the employment of any person (including any contract or commitment to any labor union), or any bonus, deferred compensation, pension, severance, profit sharing, stock option, stock warrant, employee stock purchase, retirement or other employee benefit plan,

                  (b) any agreement, indenture or other instrument under or pursuant to which the Company or any of its subsidiaries has borrowed money or guaranteed indebtedness for borrowed money,

                  (c) any agreement, contract or commitment relating to present or future capital expenditures (including equipment),

                  (d) any loan or advance to, or investment in, any other person or entity or any agreement, contract or commitment relating to the making of any such loan, advance or investment (excluding advances to employees for ordinary and necessary business expenses made in the ordinary course of business),

                  (e) any guarantee or other contingent liability or subordination in respect of any indebtedness or obligation of any other person or entity (other than the endorsement of negotiable instruments for collection in the ordinary course of business),

                  (f) any management service, consulting or any other similar type contract,

                  (g) any supply, manufacturing or similar type contract,

                  (h) any license agreement or power of attorney,

                  (i) any agreement, contract or commitment limiting the freedom of the Company, or any of its subsidiaries to engage in any line of business or to compete with any other person or entity or to use any particular information,

                  (j) any agreement, contract or commitment relating to the lease of real or personal property (including capitalized leases),

                  (k) any service or maintenance agreements or any similar type contract,

                  (l) any sales representative, manufacturer's representative or distribution agreements or any similar type contract,

                  (m) any partnership agreement, joint venture agreement, or other agreement involving the sharing of revenues or profits;

                  (n) any agreement, contract or commitment not entered into in the ordinary course of business which involves amounts of $10,000 or more and is not unilaterally cancelable by the Company or any of its subsidiaries without penalty upon notice of not longer than 30 days; or

                  (o) outstanding offer or bid from the Company or any of its subsidiaries that, if accepted by a third party, would result in (i) a contract required to be disclosed pursuant to this Section 3.13, or (ii) any other material contract or commitment.

Section 3.13 of the Disclosure Schedule describes the material terms of all oral contracts required to be disclosed in Section 3.13 of the Disclosure Schedule. Each contract or agreement described in Section 3.13 of the Disclosure Schedule (or required to be set forth in Section 3.13 of the Disclosure Schedule) is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice or the lapse of time, or otherwise, would become a default or event of default thereunder. The Company has not violated any of the terms or conditions of any contract or agreement set forth in Section 3.13 of the Disclosure Schedule (or required to be set forth in Section 3.13 of the Disclosure Schedule) in any material respect, and all of the covenants to be performed by any other party thereto have been fully performed in all material respects. The Company is not bound by any agreements, contracts or commitments (excluding those agreements, contracts or commitments set forth in Section 3.13 of the Disclosure Schedule) which, in the aggregate, call for payments in excess of $25,000.

         3.14 Intellectual Property. Company does not currently utilize and has never utilized any fictitious or assumed business name other than "Century II". Company has no registered trademarks, copyrights or other intellectual property rights. Company utilizes no proprietary or licensed software other than commercially available word processing, accounting, database and similar software programs, and Company has the right to use all such software programs in the manner used on the date of this Agreement. To each of Shareholders' knowledge, Company is the sole owner of all Company Intellectual Property (as hereinafter defined), free and clear of any lien, security interest, restriction, encumbrance or other adverse claim other than Permitted Encumbrances. The Company has not granted or licensed to any person any right with respect to any Company Intellectual Property. The rights of Company in and to any of the Company Intellectual Property will not be limited or otherwise affected by reason of any of the transactions contemplated hereby. As used in this Agreement, "Company Intellectual Property" means all unregistered trademarks and service marks, unregistered copyrights, trade names, customer lists, trade secrets and proprietary trade practices owned by Company as of the date of this Agreement.

         3.15 Taxes.

                  (a) All federal, state, and local returns and reports relating to Taxes (as defined herein), or extensions relating thereto, required to be filed by or with respect to Company or any of its subsidiaries on or before Closing have been timely and properly filed, and all such returns and reports are materially correct and complete as to the period then ending.

                  (b) All federal, state, local and foreign income, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, customs, unemployment, transfer and other taxes, including interest, additions to tax and penalties (collectively "Taxes") due or properly shown to be due on any return referred to in Section 3.15(a) by Company or any of its subsidiaries with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or, in the case of Taxes not yet due, provided for on the Company Interim Balance Sheet, or in the case of Taxes accruing after the date of the Company Interim Balance Sheet date as reflected in Section 3.15(b) of the Disclosure Schedule; and there are no levies, liens, or other encumbrances relating to Taxes existing, threatened or pending with respect to any asset of Company or any of its subsidiaries.

                  (c) During the previous two (2) years, no audit letters have been received (nor are any audits currently pending) from the Internal Revenue Service ("IRS") or any other taxing authority in connection with any of the returns and reports referred to in subsection (a) above and no waivers of statutes of limitations have been given or requested with respect to any such returns and reports or with respect to any Taxes.

         3.16 Employee Benefits.

                  (a) Section 3.16(a) of the Disclosure Schedule contains a complete and correct list of all benefit plans, arrangements, commitments and payroll practices, (whether or not employee benefit plans ("Employee Benefit Plans") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, stock warrant, health including hospitalization, medical and dental, vision, short-term disability, long-term disability, flex plans, life insurance, workman's compensation insurance and scholarship programs maintained for the benefit of any present or former employees of Company or any of its subsidiaries (including but not limited to the employees of each of Company's or any of its subsidiaries' clients or customers) or to which Company or any of its subsidiaries has contributed or is or was within the last three years obligated to make payments.

                  (b) With respect to each Employee Benefit Plan required to be listed in Section 3.16(a) of the Disclosure Schedule:

                           (i) each Employee Benefit Plan has been administered
in compliance with its terms, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws (including, without limitation, funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"));

                           (ii) Company and each of its subsidiaries have made
or provided for all contributions required under the terms of such Plans;

                           (iii) there have been no "prohibited transactions"
(as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Benefit Plan;

                           (iv) there are not, as of the Effective Time and
during the past three years been any inquiries, proceedings, claims or suits pending or, to each of Shareholders' knowledge, threatened by any governmental agency or authority or by any participant or beneficiary against any of the Employee Benefit Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans;

(v) any plans intended to be "qualified" within the meaning of Section 401(a) of the Code have from their inception been so qualified,
and any trust created
pursuant to such plans are exempt from federal income tax under Section 501(a) of the Code and the Internal Revenue Service has issued such plans a favorable determination letter, which is currently applicable; and

                           (vi) there is not any circumstance or event which
would reasonably be expected to jeopardize the tax-qualified status of the plans or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Employee Benefit Plan.

                  (c) Company and each of its subsidiaries do not maintain and has not ever maintained or been obligated to contribute to a "Multi-employer Plan" (as such term is defined by Section 4001(a)(3) of ERISA) or a money purchase plan or a defined benefit plan which is subject to the minimum funding requirements of Part 3 of subtitle B of Title I of ERISA or subject to Section 412 of the Code.

                  (d) With respect to each Employee Benefit Plan maintained by Company or any of its subsidiaries, no unsatisfied liabilities to participants, the IRS, the United States Department of Labor ("DOL"), the PBGC or to any other person or entity have been incurred as a result of the termination of any Employee Benefit Plan.

                  (e) All reports and information required to be filed with the DOL, IRS and PBGC or with plan participants and their beneficiaries with respect to each Employee Benefit Plan required to be listed in Section 3.16(a) of the Disclosure Schedule have been filed.

                  (f) All employee benefit plans required to be listed in
Section 3.16(a) of the Disclosure Schedule may, without liability, be amended, terminated or otherwise discontinued except as specifically prohibited by federal law.

                  (g) Any bonding required under ERISA with respect to any Employee Benefit Plan required to be listed in Section 3.16(a) of the Disclosure Schedule has been obtained and is in full force and effect and no funds held by or under the control of Shareholders are plan assets.

                  (h) Company and each of its subsidiaries do not maintain any retired life and/or retired health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment.

                  (i) The consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any person to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee; or (iii) result in any liability under Title IV of ERISA or otherwise.

                  (j) Company and each of its subsidiaries have not improperly classified any employees as leased employees or independent contractors under federal or state law.

                  (k) Company and each of its subsidiaries have complied in all material respects with the privacy provisions of the Health Insurance Portability and Accountability Act of 1996.

                  (l) With respect to each Employee Benefit Plan, Company and each of its subsidiaries have made available for inspection by FDI true, complete and correct copies of (to the extent applicable):

                           (i) all documents pursuant to which the Plan is
maintained, funded and administered,

                           (ii) the most recent annual report (Form 5500 series)
filed with the IRS (with applicable attachments),

                           (iii) the most recent financial statements,

                           (iv) the most recent actuarial valuation of benefit
obligations,

                           (v) the most recent summary plan description provided
to participants, and

                           (vi) the most recent determination letter received
from the IRS.

         3.17 Directors, Officers and Employees. Section 3.17 of the Disclosure Schedule sets forth the following information for each director and officer of Company and each of its subsidiaries: name and title. All agreements with its directors and officers are terminable at will by Company or any of its subsidiaries. There are no contracts, arrangements or agreements in place which would require the payment of any severance or change of control payment.

         3.18 Affiliate Agreements. Except as described in Section 3.18 of the Disclosure Schedule, there are no agreements, arrangements or understandings between Company or any of its subsidiaries and any of Shareholders or any present or former director, shareholder or officer of Company or any of its subsidiaries or any member of the immediate family of or any person or entity controlling or controlled by any of such persons (a "Related Party"). All agreements and arrangements between Company or any of its subsidiaries and all Related Parties are terminable by Company or any of its subsidiaries, upon written notice, without payment of penalty or premium of any kind.

         3.19 Absence of Certain Changes. Since September 30, 2004, the Company and each of its subsidiaries has carried on its business only in the ordinary course consistent with past practice and there has been no:

                  (a) declaration or payment of any dividend or other distribution or payment in respect of the shares of capital stock of Company or any repurchase or redemption of any such shares of capital stock or other securities;

                  (b) other than in the ordinary course, payment by Company or any of its subsidiaries of any bonus or increase of any compensation payable to any shareholder, director, officer or employee or entry into (or amendment of) any written employment, severance or similar agreement with any shareholder, director, officer or employee;

                  (c) adoption of or change in any Employee Benefit Plan;

                  (d) damage, destruction or loss to any material asset or property of Company or any of its subsidiaries, whether or not covered by insurance;

                  (e) other than in the ordinary course of business, the sale, assignment, conveyance, lease, or other disposition of any asset or property of Company or any of its subsidiaries or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of Company or any of its subsidiaries;

                  (f) incurrence or repayment of any material liability or material obligation (whether absolute or contingent) to any officer, director or Shareholder of Company or, other than current liabilities incurred and obligations under agreements entered into in the ordinary course of business consistent with past practice, to any other person or any discharge or satisfaction of any material lien, claim or encumbrance, other than in the ordinary course of business consistent with past practice;

                  (g) write-down or write-off of the value of any asset except for write-downs and write-offs in the ordinary course of business consistent with past practice, or any cancellation or waiver of any other material claims or rights;

                  (h) any material change in the business or operations of Company or any of its subsidiaries or in the manner of conducting the same or entry by Company or any of its subsidiaries into any material transaction, other than in the ordinary course of business;

                  (i) any change in the accounting methods, principles or practices followed by Company or any of its subsidiaries, except as required by GAAP, or any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves or expenditures); or

                  (j) agreement, whether or not in writing, to do any of the foregoing by Company or any of its subsidiaries.

         3.20 Corporate Books.

                  (a) The copies of the charter of Company and each of its subsidiaries, as certified by the Secretary of State of its jurisdiction of incorporation, and of its Bylaws (or of its other comparable organizational documents), as certified by its secretary, which have been delivered to FDI, are true, complete and correct and are in full force and effect as of the date hereof.

                  (b) The stock records of Company and each of its subsidiaries fairly and accurately reflect the record ownership of all of its outstanding shares of capital stock. The minute books of Company and each of its subsidiaries contain materially complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and each committee of the board of directors of Company and each of its subsidiaries. Complete and accurate copies, as of the date hereof, of all such minute books and stock records have been made available to FDI.

         3.21 Insurance. Section 3.21 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, comprehensive general liability, and workers' compensation coverage and bond and surety arrangements) to which the Company or any of its subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

                  (a) the name, address, and telephone number of the agent;

                  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (c) the policy number and the period of coverage; and

                  (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount of coverage.

With respect to each such insurance policy, except as set forth on Section 3.21 of the Disclosure Schedule: (i) the policy is legal, valid, binding, and enforceable and in full force and effect; (ii) neither the Company nor any of its subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time or otherwise, would constitute such a breach or default or permit termination or modification, under the policy; (iii) no party to the policy has repudiated any provision thereof; (iv) there are no deductibles, retrospective premium adjustments or any other loss sharing arrangements under the policy; (v) there are no pending claims under any policy as to which any insurer is defending under reservation of rights or has denied liability; and (vi) there exists no claim under any policy that has not been properly filed by Company or any of its subsidiaries. Company has notified each insurer concerning the transaction described herein and each insurer has agreed that it will not terminate any existing policies due to the closing of the transaction described herein.

         3.22 Workplace Employees. With respect to any client of Company or any of its subsidiaries, and with respect to any employee physically located at a client of Company or any of its subsidiaries ("Worksite Employees"), to Shareholders' knowledge there is not:

                  (a) any applicable collective bargaining agreement or relationship with any labor organization;

                  (b) any labor organization or group of employees who has filed any representation petition against or made any written or oral demand of Company or any of its subsidiaries or any of its clients for recognition;

                  (c) any pending or threatened union organizing efforts that might impose collective bargaining obligations on Company or any of its subsidiaries or its clients;

                  (d) any labor strike, work stoppage, slowdown, or other material labor dispute has occurred;

                  (e) any employment-based charge, complaint, grievance, investigation, inquiry or obligation of any kind, served against Company or any of its subsidiaries or threatened, relating to an alleged violation or breach by Company or any of its subsidiaries of any law, regulation or contract; and

                  (f) any employee of Company or any of its subsidiaries or of any client having committed any act or omission giving rise to liability against Company or any of its subsidiaries.

                  (g) any plant closing or layoff of Worksite Employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance and no such action will be implemented without advance notification to FDI.

                  (h) any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under environmental or safety requirements for Worksite Employees.

                  (i) any underground storage tanks or surface impoundments;

                  (j) any asbestos-containing materials in any form or condition;

                  (k) any materials or equipment containing polychlorinated biphenyls; or

                  (l) any hazardous substance located at any client site or to which any Worksite Employee is or has been exposed.

4. REPRESENTATION AND WARRANTIES OF FDI. FDI represents and warrants to each Shareholder that the statements contained in this Section 4 are true, correct and complete except as set forth in the Disclosure Schedule, and except for changes in the business and properties of FDI expressly permitted by the terms hereof.

         4.1 Organization and Standing of FDI and Merger Sub. Each of FDI and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of FDI and Merger Sub has all requisite power, authority and capacity to execute and deliver this Agreement and all other agreements, documents and instruments contemplated hereby and to carry out all actions required of it pursuant to the terms of this Agreement.

         4.2 Corporate Approval; Binding Effect. Each of FDI and Merger Sub has obtained all necessary authorizations and approvals from its board of directors and stockholders required for the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by each of FDI and Merger Sub and constitutes the legal, valid and binding obligation of each of FDI and Merger Sub, enforceable against each of FDI and Merger Sub in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

         4.3 Non-Contravention. Neither the execution and delivery of this Agreement by either of FDI or Merger Sub nor the consummation by either of FDI or Merger Sub of the transactions contemplated hereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien, security interest or other encumbrance upon any property of either of FDI or Merger Sub pursuant to (a) the charter documents or by-laws of either of FDI or Merger Sub, each as amended to date; (b) any agreement or commitment to which either of FDI or Merger Sub is a party or by which either of FDI or Merger Sub or any of their respective properties is bound or to which either of FDI or Merger Sub or any of their respective properties is subject; or (c) any statute or any judgment, decree, order, regulation or rule of any court or governmental authority.

         4.4 Accuracy of Filings. All periodic reports made by FDI with the Securities and Exchange Commission since September 1, 2000 are true and complete in all material respects, do not contain any untrue statement of material fact and do not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since the date of the most recent of such filing, there has been no Material Adverse Change with regard to FDI and its subsidiaries, taken as a whole.

         4.5 Capitalization. FDI's authorized, issued and outstanding capital stock and its other securities are fully and accurately described in Section 4.5 of the Disclosure Schedule. The Contingent Shares, if and when issued and distributed to security holders of the Company, will be validly issued, fully paid and non-assessable, and will be validly issued in reliance upon an exemption from registration under, and in material compliance with, applicable federal and state securities laws, including without limitation the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended.

         4.6 Securities Matters.

                  (a) FDI represents and warrants that the Common Stock to be acquired as contemplated herein will be acquired by it for its own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, and that it will not distribute all or any portion of the Common Stock that may be received in violation of the Securities Act.

                  (b) FDI represents and warrants that it is an "accredited investor" as that term is defined in Rule 502 of Regulation D and that it, either alone, or together with a business or other representative or advisor, has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its receipt of the Common Stock.

                  (c) FDI confirms that the Common Stock was not offered to it by any means of general solicitation or general advertising, and that it has received no representations, warranties or written communications upon which it has relied with respect to the Common Stock other than those contained or described in this Agreement, the Disclosure Schedule and all other documents to be delivered by Shareholders or Company at Closing.

                  (d) FDI acknowledges that it has had a reasonable opportunity to ask questions and receive answers concerning its receipt of Common Stock and to obtain any additional information which the Shareholders or the Company possess or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information.

5. CONDUCT OF BUSINESS BY COMPANY PENDING CLOSING. The Shareholders covenant and agree that, with respect to himself or itself and the Indemnifying Shareholders covenant and agree that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by FDI in writing:

         5.1 Full Access. The Shareholders shall cause the Company to afford to FDI and its authorized representatives full access during normal business hours to all properties, books, records, contracts and documents of the Company and, subject to the Company's prior consent in each case, a full opportunity to communicate with the Company's customers, suppliers, vendors and employees, and to make such investigations as FDI shall desire to make of the Company. The Shareholders shall cause the Company to furnish or cause to be furnished to FDI and its authorized representatives all such information with respect to the affairs and businesses of the Company as FDI may reasonably request.

         5.2 Carry on in Regular Course. The Shareholders shall cause the Company to maintain its owned and leased properties in good operating condition and repair, and make all necessary renewals, additions and replacements thereto, and shall cause the Company to carry on its business diligently and substantially in the same manner as heretofore and shall not permit the Company to make or institute any of the actions described in Section 3.19 hereof.

         5.3 Preservation of Organization and Relationships with Customers and Vendors. The Shareholders shall, and shall cause the Company to use their or its best efforts to preserve the Company's business organization intact, to keep available to FDI the present employees of the Company and to preserve for FDI the present relationships of the Company with its suppliers and customers and others having business relations with it.

         5.4 Consents of Third Parties. The Shareholders will, and will cause the Company to, employ their or its best efforts to secure before the Closing Date the consent, in form and substance satisfactory to FDI and FDI's counsel, to the consummation of the transactions contemplated by this Agreement, of and by each party whose consent is required for the transactions contemplated by this Agreement.

         5.5 Advice of Change. The Shareholders will promptly advise FDI in writing of any material adverse change in the condition of the Company's business or prospects or any of the Company's properties or assets. Disclosure by the Shareholders pursuant to this Section 5.5 shall not be deemed to amend the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant hereunder.

         5.6 Exclusive Dealing. The Shareholders shall not, and shall not permit the Company or any of its subsidiaries, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group, other than FDI and its representatives, concerning and purchase of the Company, any of its subsidiaries or their respective businesses, properties or assets.

6. CONDITIONS PRECEDENT TO FDI'S AND MERGER SUB'S OBLIGATIONS. The obligation of FDI and Merger Sub to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by FDI):

         6.1 Representations and Warranties True at Closing. The representations and warranties made by the Shareholders in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

         6.2 Compliance With Agreement. The Shareholders shall have performed and complied in all material respects with all of their obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

         6.3 No Material Change. Neither the Company, any of its subsidiaries nor any of their respective businesses, prospects or properties shall have been, or shall be threatened to be, materially adversely affected in any way, including, but not limited to, as a result of any legislative or regulatory change, or any revocation of any license or right to do business, or any fire, explosion, casualty, flood, drought, storm, earthquake, disaster or accident (regardless of insurance coverage), or any labor trouble or dispute, or any change in business organization, or any action by the United States or any other governmental authority, or any change in technology or obsolescence of product, or any embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy or otherwise.

         6.4 Consent of Third Parties. The Shareholders shall have received and delivered to FDI, and FDI shall be satisfied with, all requisite consents and approvals of all lenders, creditors, lienholders and other third parties whose consent is required to consummate the transactions contemplated by this Agreement (including, without limitation, the DOC Consent).

         6.5 No Litigation. No action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         6.6 Closing Certificate. The Shareholders shall have delivered to FDI in writing, at and as of the Closing, a certificate in form and substance satisfactory to FDI and FDI's counsel (and without qualification as to knowledge or materiality or otherwise), certifying that the conditions in each of Sections 6.1, 6.2, 6.3, 6.4 and 6.5 have been satisfied.

         6.7 Resignations of Board Members and Officers. FDI shall have received the resignations, effective as of the Closing Date, of each director and officer of the Company and each of its subsidiaries, other than those specified in writing by FDI.

         6.8 Employment Agreements. The Company shall have executed employment agreements, in form and substance suitable to FDI, with Marc Fortune, Tina Mayberry, Kim Troup, Scott Tant and Jennifer Hill.

         6.9 Escrow Agreement. The Shareholders and the Disbursing Agent shall have executed and delivered to FDI an escrow agreement, in form and substance suitable to FDI providing for disbursement of the Escrow Funds.

         6.10 Certificate of Merger. FDI shall have received a duly executed Certificate of Merger, in form acceptable for filing with the Secretary of State of Tennessee.

         6.11 Termination of Agreements. Any agreement with any Shareholder or affiliate of any Shareholder that would otherwise extend beyond the Closing date shall be terminated as of the Closing Date.

         6.12 Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to FDI in connection with the transactions contemplated by this Agreement shall be satisfactory in all respects to FDI and FDI's counsel, and FDI shall have received the originals or certified or other copies of all such records and documents as FDI may reasonably request (including, without limitation certificates regarding the incumbency of the persons executing instruments on behalf of the Company or Harbinger and certificates regarding resolutions of governing bodies of certain of the parties).

         6.13 Dissenter's Rights. No holder of any of the outstanding shares of Common Stock shall have dissented or be entitled to dissent from the Merger or to demand payment for his, her or its Common Stock if the Agreement is effectuated.

         6.14 Board Approval. This Agreement shall have received the approval of FDI's Board of Directors (which shall be obtained on or before ten (10) business days following the execution of this Agreement).

         6.15 Company Filing. Company shall have filed a group license to operate in the State of Tennessee showing a change in controlling parties prior to the date of Closing. In addition, FDI shall have received reasonable assurances from the State of Tennessee Department of Commence and Insurance that the Company will be allowed to continue to operate in the state until the conditional items are resolved.

7. CONDITIONS PRECEDENT TO COMPANY'S AND SHAREHOLDERS' OBLIGATIONS. The obligation of the Company and the Shareholders to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Company and each Shareholder):

         7.1 Representations and Warranties True at Closing. The representations and warranties made by FDI in this Agreement shall be true and correct in all material respects at the Closing.

         7.2 Compliance with Agreement. FDI shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

         7.3 No Litigation. No action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         7.4 Closing Certificate. FDI shall have delivered to the Shareholders in writing, at and as of the Closing, a certificate duly executed by a duly authorized officer of FDI, in form and substance satisfactory to the Shareholders and the Shareholders' counsel (and without qualification as to knowledge or materiality or otherwise), certifying that the conditions in each of Sections 7.1, 7.2 and 7.3 have been satisfied.

         7.5 Registration Rights Agreement. FDI shall have executed and delivered to the Shareholders a registration rights agreement, in form and substance suitable to the Shareholders providing for the registration under the Securities Act of the Contingent Shares.

         7.6 Intentionally Omitted.

         7.7 Escrow Agreements.

         (a) FDI and Drewry Simmons Vornehm, LLP ("Escrow Agent") shall have executed and delivered to the Contingent Share Recipients: an escrow agreement, in form and substance suitable to the Contingent Share Recipients providing for deposit of 1,500,000 shares of FDI common stock that can be issued as Contingent Shares.

         (b) FDI and the Disbursing Agent shall have executed and delivered to the Shareholders: an escrow agreement, in form and substance suitable to the Shareholders providing for providing for disbursement of the Escrow Funds.

         7.8 Debt Payment. FDI shall have made payment of approximately $1,900,000.00 to payoff the Company's outstanding indebtedness to Harbinger. In addition, FDI shall have made payment of approximately $101,450.00 to payoff the Company's outstanding indebtedness to Ross Hickey.

         7.9 Release of Guaranties. The guaranties of the Shareholders with respect to that certain Letter of Credit issued by Pinnacle Financial Partners in the approximate amount of $2.0 million securing certain workers' compensation obligations of the Company shall have been released.

         7.10 Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Shareholders in connection with the transactions contemplated by this Agreement shall be satisfactory in all respects to the Shareholders and the Shareholders' counsel, and the Shareholders shall have received the originals or certified or other copies of all such records and documents as the Shareholders may reasonably request.

8. OTHER COVENANTS AND AGREEMENTS.

         8.1 Confidential Information. Any and all non-public information disclosed by FDI to the Shareholders or by the Shareholders or the Company to FDI as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, shall remain confidential, except to the extent that FDI or any Shareholder in its or their reasonable judgment must disclose any such information to its advisors and consultants. If the Closing does not take place for any reason, each of the Shareholders and FDI agrees not to (and the Shareholders agree to cause the

Company not to) further divulge or disclose or use for its benefit or purposes any such information provided by the other party at any time in the future unless it has otherwise become public. If the Closing does take place, each of the Shareholders agrees not to further divulge or disclose or use for his/its benefit or purposes any such information relating to the Company or any of its subsidiaries unless such information has otherwise become public. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, suppliers, sales representatives, and anything else having an economic or pecuniary benefit to FDI, the Shareholders, the Company or any of the Company's subsidiaries.

         8.2 Expenses. FDI and Shareholders shall pay the expenses of their respective attorneys, accountants and consultants in connection with the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby. Shareholders may cause the Company to pay such expenses provided such expenses: (i) are paid in cash or accrued at or prior to Closing; and (ii) represent services that were provided prior to the Closing Date. FDI and the Shareholders shall each pay the costs which it or they has or have incurred in retaining any broker, finder or investment banker in connection with this transaction except that Shareholders may cause the Company to pay such expenses (either pre-closing or post-closing)in an amount not to exceed one hundred thousand dollars ($100,000). Shareholders shall pay any lobbying expenses (including, but not limited to legal fees) for services provided after the date of Closing. The Company shall not be liable for such lobbying expenses.

         8.3 Further Assurances. The Shareholders and FDI shall execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

         8.4 Satisfaction of Conditions Precedent. The Shareholders and FDI will each use their best reasonable commercial efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 8.4 shall obligate any party hereto to waive any right or condition under this Agreement.

         8.5 Specific Performance. FDI and the Shareholders acknowledge that FDI will have no adequate remedy at law if the Company or the Shareholders fail to perform any of their respective obligations hereunder. Accordingly, in addition to any other remedy that FDI may have at law or in equity, FDI shall have the right to obtain specific performance and/or injunctive relief.

         8.6 Non-Competition.

                  (a) For a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, without the prior written consent of FDI (which consent may be withheld in FDI's sole and absolute discretion) each of Shareholders (except Harbinger) shall not, directly or indirectly, for itself/himself/herself or for any other person, proprietorship, partnership, corporation or trust, or any other entity, as an individual or as an owner, employee, agent, officer, director, trustee, or in any other capacity:

                           (i) solicit, participate or aid in the solicitation
of orders for Restricted Services, or sell any Restricted Services to any of Company's or any of its subsidiaries' customers who were serviced by any of Shareholders, solicited by any of Shareholders or who became customers of Company or any of its subsidiaries as a result of any actions taken by any of Shareholders;

                           (ii) solicit, participate or aid in the solicitation
of orders for Restricted Services, or sell any Restricted Services to any of Company's or any of its subsidiaries' customers who were customers, or had an ongoing business relationship with Company or any of its subsidiaries, at any time during the three (3) year period preceding the Closing Date;

                           (iii) contact, or aid or participate in the contact,
including allowing the use of any of Shareholders' names in connection with the contact of, any of Company's or any of its subsidiaries' customers who were customers, or had an ongoing business relationship with Company or any of its Subsidiaries, at any time during the three (3) year period preceding the Closing Date, for the purpose of diverting their purchases of Restricted Services from Company or any of its subsidiaries;

                           (iv) perform any Restricted Services for any of
Company's or any of its subsidiaries' customers who were customers, or had an ongoing business relationship with Company or any of its subsidiaries, at any time during the three (3) year period preceding the Closing Date.

                           (v) solicit or contact or aid or participate in the
contact, including allowing the use any of Shareholders' names in connection with the contact of, Company's or any of its subsidiaries' employees, for the purpose of inducing them to terminate their employment with Company or any of its subsidiaries;

                           (vi) engage in, conduct, promote, or participate in
either as an owner, investor, employee, officer, director, trustee, or agent, or in any other capacity whatsoever, a business in competition with Company or any of its subsidiaries in the sale and offering of Restricted Services either directly or indirectly. The prohibitions and covenants enumerated in this
Section 8.6(a)(vi) shall bind each of Shareholders in the following geographic area: the States of Tennessee, North Carolina, California and Virginia.

                  (b) Restricted Services shall be defined as personnel management services (including but not limited to benefits administration, payroll administration, health and workmen's compensation insurance management, personnel records management, employee liability management, testing and assessment services for management or employees, performance management, training and development services and human resource consulting services).

                  (c) Nothing in the foregoing provisions of this Section 8.6 shall prohibit any of Shareholders from purchasing for investment purposes only any stock or corporate security traded or quoted on a national securities exchange or national market system.

                  (d) FDI and each of Shareholders agree that in the event of a breach of any of the covenants and prohibitions contained in Sections 8.1 or 8.6 by any of Shareholders, FDI shall suffer immediate, immeasurable and irreparable harm and damage, and accordingly, the parties agree as follows:

                           (i) These covenants shall be construed as agreements
independent of any other provision of this Agreement, and the existence of any claim or cause of action by any of Shareholders against FDI, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of these covenants by FDI;

                           (ii) In the event of a violation of any of these
covenants the terms of all covenants shall be automatically extended for a period equal to the violation;

                           (iii) FDI shall be entitled to recover reasonable
attorney's fees incurred in the enforcement of these covenants;

                           (iv) Each covenant is separate and distinct from
every other covenant, and in the event of the invalidity of any one covenant, the remaining covenants shall be deemed independent and enforceable. Further, although the parties agree that the scope, duration and territorial restrictions herein are reasonable and necessary for the protection of FDI, the parties agree that the obligations with respect to each state and the duration thereof are a separate covenant, and in the event a Court should consider the territorial restrictions or duration too extensive, the Court shall consider the reasonableness and enforceability of the covenants with respect to each individual state and the duration thereof and shall modify the provisions so as to be valid and fully enforceable for the maximum scope, duration and geographic areas (but never for a larger scope, longer period or greater area than set forth above) as the Court shall find to be reasonable, necessary valid and legally enforceable;

                           (v) These covenants are reasonable and necessary for
the protection of FDI's business interests; that irreparable injury will result to FDI if any of Shareholders breaches any of these covenants; and that in the event of actual or threatened breach of any of these covenants, FDI will have no adequate remedy at law. Each of Shareholders accordingly agree that in the event of any actual or threatened breach by any of Shareholders of any of these covenants, FDI shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting FDI from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove; and

                           (vi) Each of Shareholders agrees that due to the
nature of Company's and each of its subsidiaries' businesses and its scope of operations, and due to the nature of each of Shareholders' position within Company or one of its subsidiaries and his/her access to and knowledge of Confidential Information of Company or one of its subsidiaries, and in further consideration of FDI's, Company's and each of its subsidiaries' legitimate protectible interests in a highly competitive business environment, the covenants and restrictions, including but not limited to, the geographic areas set forth above and other restrictions placed on each of Shareholders' ability to engage in any activity competitive with Company or any of its subsidiaries, are required to be broad in scope and the parties acknowledge that such breadth is reasonable. Each of Shareholders further acknowledge and agree that the breadth of such restrictions is reasonable because he/she has become acquainted with the affairs of Company or any of its subsidiaries, its officers and employees, its services, products, business practices, business relationships, and the needs and requirements of its customers and prospective customers, trade secrets, intellectual property, Confidential Information, and other information proprietary to Company or any of its subsidiaries. Each of Shareholders acknowledge and agree that FDI, Company and each of its subsidiaries have a need to protect, through the above restrictions, each of the foregoing interests and Company's and each of its subsidiaries' goodwill, and to prevent unfair competition and the inevitable use or disclosure of Confidential Information or trade secrets.

                  (e) FDI would not have entered into this Agreement but for each of Shareholders' (except Harbinger) agreement to be bound by and comply with the terms and conditions of this Agreement, including, without limitation, Sections 8.1 and 8.6 hereof, and for each of Shareholders' agreement that the scope, duration and territorial restrictions of these covenants are reasonable.

         8.7 Lobbying Expenses. Shareholders have incurred and may continue to incur certain lobbying expenses (including, but not limited to, legal fees, consulting fees and related expenses) relating to proposed legislation in the State of Tennessee. The Company shall pay (or accrue and assume the responsibility for) all such expenses incurred for services prior to the Closing.

         8.8 Health Plan. Subsequent to the Closing, if not done prior thereto, FDI shall cause the Company to cease operation of its partially, self-funded health plan and shall cause the Company to adopt a fully-funded health plan. Prior to the Closing, the Company shall have signed a contract with Healthspring, a fully-insured carrier, in a form satisfactory to the Company and FDI.

         8.9 FDI Agreements. In order to induce the Department to provide the DOC Consent:

                  (a) FDI agrees to be responsible for any premium taxes determined to be owing by the Company to the extent that the Company is unable to satisfy that obligation (subject to FDI's right to recover such amounts from the Escrow Funds or the Shareholders).

                  (b) FDI agrees to be responsible for the run-off expenses of the Company's health plan.

9. INDEMNIFICATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         9.1 Indemnification of FDI.

                  (a) Each of the Shareholders, subject to the conditions and limitations hereafter set forth, hereby agrees to defend, indemnify, and hold harmless FDI, the Company, each of the Company's subsidiaries and each of their respective officers, directors, stockholders, employees, representatives, agents, successors and assigns (individually, and collectively, the "FDI Indemnitees") against and in respect of any and all losses, liabilities, damages, actions, suits, proceedings, claims, demands, orders, assessments, amounts paid in settlement if approved by the Shareholders as provided below, fines, costs or deficiencies, including, without limitation, interest, penalties and reasonable attorneys' fees and costs, including the cost of seeking to enforce this indemnity to the extent such enforcement is successful ("Losses"), caused by or resulting or arising from, or otherwise with respect to any inaccuracy in, any breach of, or any failure to perform or comply with, any of the Shareholders' representations, warranties or covenants contained in this Agreement or in any other agreement, instrument or other document made pursuant hereto, or otherwise contemplated herein or arising in connection herewith (individually, and collectively, a "Breach").

                  (b) Claims respecting a Breach against any of the Shareholders under the provisions hereof (each, a "Claim") shall be asserted exclusively as provided in this Section 9, and in no event shall the Shareholders be liable for the payment of any Claims by FDI Indemnitees or any of them hereunder other than as provided herein, and Shareholders shall in no event be liable for amounts in excess of $2,000,000 (in the aggregate for all Shareholders) (the "Indemnity Cap") with respect to any and all Claims other than Claims for a breach of any of the representations and warranties set forth in Sections 2.1, 2.4, 3.2 and
3.3. There shall be no limitation upon Shareholders' liability hereunder for any breach of the representations and warranties set forth in Sections 2.1, 2.4, 3.2 and 3.3. Notwithstanding the prior two sentences, Harbinger's liability for a breach of any of the representations and warranties set forth in Sections 2.1, 2.4, 3.2 and 3.3 (except those representations and warranties made by Harbinger with respect to itself) shall be limited to $400,000.00 (its applicable percentage of the Indemnity Cap).

                  (c) Claims for indemnification shall be made pursuant to the following terms and conditions:

                           (i) In the event any FDI Indemnitee proposes to make
any Claim, it shall deliver to the Shareholders, within the time period set forth in Section 9.4 a certificate signed by an officer of such FDI Indemnitee ("Officer's Certificate"), which Officer's Certificate shall (A) state that an FDI Indemnitee has grounds for asserting a Claim hereunder respecting an identified Breach; and (B) specify such grounds in reasonable detail including an itemization of each such Breach and the amount sought by such FDI Indemnitee with respect thereto (each, an "Itemized Amount").

                           (ii) Shareholders shall have a period of 30 days
after the delivery of any Officer's Certificate within which they may notify FDI that they object to any Itemized Amount. Any Shareholder who fails to object to an Itemized Amount within such 30-day period shall be deemed to have agreed to such Itemized Amount.

                           (iii) In the event that any Shareholder objects in
writing, within the foregoing 30-day period, to the reimbursement of an FDI Indemnitee in respect of any Claim or Claims made in any Officer's Certificate, the Shareholders and FDI shall, within the 30-day period beginning as of the date of the receipt by FDI of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims. If the Shareholders and FDI should so agree, a memorandum setting forth such agreement shall be prepared and signed by FDI and Shareholders. The amount equal to the agreed Itemized Amount shall be payable by the Shareholders, subject to any applicable limitations in this Agreement.

                           (iv) If no agreement can be reached after good faith
negotiation within the 30-day period specified in Section 9.1(c)(iii) hereof, or any extension thereof agreed to by FDI and Shareholders, the Claim or Claims set forth in the Officer's Certificate shall be settled exclusively by arbitration as promptly as feasible in Indianapolis, Indiana in accordance with the Commercial Arbitration Rules of the American Arbitration Association. To the extent that the decision of the arbitrator results in a finding in favor of any FDI Indemnitee with respect to any Itemized Amount asserted in the Claim in dispute, that amount shall be payable by the Shareholders, subject to any applicable limitations in this Agreement.

         9.2 Indemnification of Shareholders. FDI, subject to the conditions and limitations hereafter set forth, hereby agrees to defend, indemnify, and hold harmless each of the Shareholders, and each of their respective representatives, partners, agents, successors and assigns (individually, and collectively, the "Shareholder Indemnitees") against and in respect of any and all losses, liabilities, damages, actions, suits, proceedings, claims, demands, orders, assessments, amounts paid in settlement if approved by FDI as provided below, fines, costs or deficiencies, including, without limitation, interest, penalties and reasonable attorneys' fees and costs, including the cost of seeking to enforce this indemnity to the extent such enforcement is successful, caused by or resulting or arising from, or otherwise with respect to, any inaccuracy in, any breach of, or any failure to perform or comply with, any of FDI's representations, warranties or covenants contained in this Agreement or in any other agreement, instrument or other document made pursuant hereto, or otherwise contemplated herein or arising in connection herewith, (individually, and collectively, an "FDI Breach").

         9.3 Claim Threshold. Notwithstanding anything to the contrary contained herein: (i) FDI shall be liable to Shareholder Indemnitees and the Shareholders shall be liable to FDI Indemnitees with respect to a claim for indemnification under this Agreement only at such time as, and to the extent that, the aggregate of all amounts otherwise indemnifiable hereunder by FDI or the Shareholders, respectively, exceeds $25,000 in which event the indemnifying party shall be liable for all damages suffered.

         9.4 Claims for Indemnification. Whenever any Claim shall arise for indemnification hereunder, the indemnified party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim, provided however, that no delay on the part of the indemnified party shall release the indemnifying party of any liability or obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is damaged. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which he or it is entitled to indemnification hereunder without the prior written consent of the indemnifying party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the indemnifying party shall not have taken control of such suit after notification thereof.

         9.5 Defense of Indemnifying Party. In connection with any claim to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense may, upon written notice to

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

the indemnified party, assume the defense of any such claim or legal proceeding if he or it acknowledges to the indemnified party in writing his or its obligations to indemnify the indemnified party with respect to all elements of such claim. In any such claim or proceeding, the indemnifying party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement, which does not include a provision whereby the plaintiff or claimant in the matter releases the indemnified party from all liability with respect thereto. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with his or its counsel and at his or its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom within 15 days after the date such claim is made, (a) the indemnified party may defend against such claim or litigation, in such manner as he or it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with his or its counsel and at his or its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner.

         9.6 Survival of Representations and Warranties. Subject to the following subsection, the respective obligations with respect to the representations and warranties of the parties set forth in Sections 2, 3 and 4 of this Agreement shall remain in full force and effect until twelve (12) months following the Closing Date and, thereafter shall expire and be of no further force or effect; provided, however, that notwithstanding the foregoing, the obligations with respect to the representations and warranties set forth in Sections 2.1, 2.4, 3.2 and 3.3 shall be actionable by FDI at any time there is a breach thereof following the Closing Date.

         9.7 Exclusion of Punitive Damages. No party to this Agreement shall have indemnification liability for punitive damages.

         9.8 Liability of Shareholders. Except as described in the last sentence of Section 9.1(b), the liability of the Indemnifying Shareholders for indemnification hereunder shall be on a several basis and each Indemnifying Shareholder shall be liable hereunder for the following percentages of the aggregate amount of all Claims:

                  Fortune         40%,
                  Daily           40%,
                  Harbinger       20%

The liability of each Indemnifying Shareholder for its/his applicable percentage of any Claims shall be absolute and unconditional, regardless of the recovery against or liability of any other Indemnifying Shareholder of that Indemnifying Shareholder's percentage and each Indemnifying Shareholder irrevocably waives any defense such Indemnifying Shareholder would be entitled to assert to liability for damages with respect to any recovery against or liability of any other Indemnifying Shareholder for such Indemnifying Shareholder's percentage of such damages. In addition, the liability of each non-Indemnifying Shareholder for indemnification hereunder shall

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

be limited to any claims resulting from a Breach by him/it. Each non-Indemnifying Shareholder shall not be liable for a Breach by any other Shareholder. Except as described in the last sentence of Section 9.1(b), each Indemnifying Shareholder shall be liable for a Breach by any other Shareholder.

10. CERTAIN DEFINITIONS.

         10.1 Definitions. In addition to those terms that are defined elsewhere in the Agreement, the following terms shall have the indicated meanings for purposes of this Agreement:

                  (a) "Aggregate Cash Merger Consideration" means six hundred fifty thousand five hundred fifty dollars and twenty-five cents ($650,550.25) of which four hundred fifty thousand dollars ($450,000) shall be deposited into escrow with Escrow Agent.

                  (b) "Aggregate Contingent Share Merger Consideration" means value (determined as of the Distribution Date on which they became distributable) of the total number of Contingent Shares that have become distributable pursuant to Section 1.8 on or prior to the Distribution Date in question.

                  (c) "Distribution Date" means one of the dates on which Contingent Shares are to be issued as specified in Section 1.8.

                  (d) "DOC Consent" means a consent to the Merger by the Department of Commerce and Insurance of the State of Tennessee (the "Department"), pursuant to that certain Agreed Order of Administrative Supervision (No. 04-110) dated as of November 2, 2004 (the "Order of Supervision"), in which the Department also, based upon certain provisions of this Agreement, including FDI's undertakings in Section 8.9, terminates the Order of Supervision, or limits its application to oversight of the termination of the Company's existing health plan "run out."

                  (e) "EBITDA" shall be defined as Company's and each of its Subsidiaries' accrued earnings before interest, income taxes, depreciation and amortization. Any corporate overhead or similar expenses allocated to Company by FDI shall not be considered an expense in the calculation of EBITDA except if the allocated expenses replace expenses that would have otherwise been incurred by Company. FDI shall cause its outside accountant to calculate EBITDA during the Test Period, and shall provide a written explanation of such calculation to Shareholders on or before June 1, 2006, June 1, 2007 and June 1, 2008. FDI's calculation of EBITDA shall be final and binding upon the Parties unless Shareholders object to such calculation within fifteen (15) days of the receipt thereof, in which case FDI and Shareholders shall exercise their respective best efforts to resolve such dispute within fifteen (15) days of Shareholders' objection. If FDI and Shareholders are unable to agree on a final calculation of EBITDA within these fifteen (15) day periods, then the parties shall mutually select a neutral accounting firm ("Arbitrating Accounting Firm") to make a final determination. In such case, each of FDI and Shareholders shall inform the Arbitrating Accounting Firm of their respective calculations of EBITDA, and each shall be granted the opportunity to provide to the Arbitrating Accounting Firm verbal and written explanations of their respective calculations. The

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

Arbitrating Accounting Firm shall be instructed to complete its calculations within thirty (30) days of its engagement. The determination of the Arbitrating Accounting Firm shall be final and binding upon the Parties. The fees of the Arbitrating Accounting Firm shall be paid by the non-prevailing Party in any such dispute, as determined by the Arbitrating Accounting Firm. Any deposit required by the Arbitrating Accounting Firm shall be paid initially by FDI, but if FDI prevails in such dispute, Shareholders shall reimburse FDI for the deposit.

                  (f) "Per Share Cash Merger Consideration" means the Aggregate Cash Merger Consideration divided by the number of shares of Common Stock owned by the Shareholders.

                  (g) "Per Share Contingent Share Merger Consideration" means the number of Contingent Shares that have become distributable on the Distribution Date in question divided by the sum of: (i) the number of shares of Common Stock owned by the Shareholders; and (ii) the number of shares described in a letter from the Shareholders to the Escrow Agent.

11. GENERAL.

         11.1 Notices. All notices, demands and other communications hereunder shall be in writing and shall be made by hand delivery, telecopier, or overnight air courier guaranteeing next day delivery addressed as follows:

(a) if to the Company or the Shareholders, to their respective addresses listed in Section 11.1 of the Disclosure Schedules:

     with a copy (which shall not constitute notice) sent contemporaneously to:

                            Baker, Donelson, Bearman, Caldwell & Berkowitz, PC Commerce Center, Suite 1000
                            211 Commerce Street
                            Nashville, TN 37201
                            Attention: Laurence M. Papel, Esq.
                            Telephone No.: 615/726-5656
                            Facsimile No.: 615/744-5656

(b) if to FDI:

                            Fortune Diversified Industries, Inc.
                            6402 Corporate Drive
                            Indianapolis, IN  46278
                            Attention:  Carter Fortune
                            Telephone No.:  317/532-1374
                            Facsimile No.:   317/532-1376

     with a copy (which shall not constitute notice) sent contemporaneously to:

                            Drewry Simmons Vornehm, LLP
                            8888 Keystone Crossing, Suite 1200

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

                            Indianapolis, IN  46240
                            Attention: Robert J.  Milford, Esq.
                            Telephone No.:  317/580-4848
                            Facsimile No.: 317/580-4855

                  (c) to such other address as the party receiving such notice shall have properly designated to the other party hereto in writing.

Each such notice shall be deemed given at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

         11.2 Assignment and Benefit.

                  (a) FDI may assign this Agreement in whole or in part to any subsidiary or to any person which becomes a successor in interest (by purchase of assets or membership interests, or by merger, or otherwise) to FDI; provided, however, that, notwithstanding any such assignment, FDI shall remain liable for its obligations hereunder. Shareholders shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without prior written consent of FDI. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and assigns.

                  (b) This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other person or entity.

         11.3 Amendment, Modification and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment, modification, extension or waiver shall be in writing and signed by all parties hereto. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

         11.4 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Indiana (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Nothing contained herein or in any Transaction Document shall prevent or delay any party from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by any other party of any of its obligations hereunder.

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

         11.5 Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

         11.6 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument.

         11.8 Entire Agreement. This Agreement, together with the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the transaction described herein and supersede all prior agreements and understandings. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to complete the transaction described herein, it being understood and agreed that neither FDI or Shareholders shall be legally obligated with respect to such transaction or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

         11.9 Termination and its Effects.

                  (a) The parties may terminate this Agreement as provided below:

(i) The parties may terminate this Agreement by mutual written consent at any time prior to the Closing; or

(ii) FDI and Merger Sub may terminate this Agreement by giving written notice to the Shareholders and the Company at any time prior to the Closing in the event the Shareholders or the Company are in breach, and the Shareholders and the Company may terminate this Agreement by giving written notice to FDI at any time prior to the Closing in the event FDI or Merger Sub is in breach, of any representation, warranty, or covenant contained in this Agreement.

                  (b) If a party terminates this Agreement pursuant to Section 11.9(a) hereof, all obligations of the parties hereto (other than covenants herein relating to confidentiality and payment of expenses) shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

                  [Remainder of page intentionally left blank]


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                         [Signatures on following page]































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

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.


                          FORTUNE DIVERSIFIED INDUSTRIES, INC.

                          By: ______________________________________
                          Title: ___________________________________

                          __________________________________________
                          Carter M. Fortune


                          CSM MERGER CORPORATION

                          By: ______________________________________
                          Title: ___________________________________


                          CSM, INC

                          By: ______________________________________
                          Title: ___________________________________


                          SHAREHOLDERS:


                          __________________________________________
                          Marc Fortune


                          __________________________________________
                          Greg Daily


                          HARBINGER MEZZANINE PARTNERS, L.P., a Delaware limited partnership

                          By: Harbinger Mezzanine Partners GP, LLC, its General
                              Partner

                              By: Harbinger Mezzanine Manager, Inc., its
                                  Manager

                              By: ________________________________
                                  John C. Harrison, Vice President

                          __________________________________________
                          Doug Altenbern


                          __________________________________________
                          Jeff Gould


                          __________________________________________
                          Bob Boston


                          __________________________________________
                          Don Denbo


















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